UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2015

GLYECO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30396	45-4030261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-408 Phoenix, Arizona	85044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On September 4, 2015, GlyEco, Inc., a Nevada corporation (the “Company”), entered into a Consulting Agreement (the “Agreement”) with David Ide, the Company’s Chief Executive Officer and President. The Agreement supersedes the terms of the Consulting Agreement previously entered into between the Company and Mr. Ide on February 15, 2015.

Pursuant to the Agreement, the Company has engaged Mr. Ide to continue to serve as the Company’s Chief Executive Officer and President and to have the duties and responsibilities ascribed to such positions in the Company’s Amended and Restated Bylaws. Mr. Ide’s engagement under the Agreement commences on September 1, 2015 (the “Effective Date”), and shall continue until April 30, 2016. Thereafter, Mr. Ide’s engagement may be extended by a subsequent written agreement.

In consideration for his services during the term, the Company will compensate Mr. Ide with a base salary of $16,667.67 per month of which 50% will be paid in cash and 50% will be paid in restricted common stock, which restricted stock shall be granted at the end of each fiscal quarter and shall be priced at the closing price of the Company’s common stock on the last trading day of each fiscal quarter. Mr. Ide will also receive a one-time bonus of $167,667 worth of restricted common stock priced as of the Effective Date at $0.11 per share. This restricted common stock shall vest only upon meeting the following metrics: 50% shall vest upon the Company achieving a year-over-year revenue increase of at least 20% for the first half of fiscal year 2016, and 50% shall vest upon the Company achieving EBITDA positive results for the first half of fiscal year 2016.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number:	Description of Exhibit:

10.1	Consulting Agreement, dated September 4, 2015, between GlyEco, Inc. and David Ide

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: September 11, 2015	By:	/s/ David Ide
David Ide Chief Executive Officer and President (Principal Executive Officer)